EXHIBIT 5.1

December 23, 2013

Global Eagle Entertainment Inc.
4353 Park Terrace Drive
Westlake Village, California 91361

Re: Registration Statement on Form S-8; 7,500,000 shares of Common Stock, $.0001 par value per share (the “Common Stock”)

Ladies and Gentlemen:

We have acted as counsel to Global Eagle Entertainment Inc. (the “Company”) and are delivering this opinion in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to 7,500,000 shares of Common Stock reserved for issuance pursuant to the Global Eagle Entertainment Inc. 2013 Equity Incentive Plan, as amended (the “Plan”).

In arriving at the opinion expressed below, we have examined the Registration Statement, the Plan, and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied on, to the extent we have deemed proper, certificates of officers of the Company as to factual matters, on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the shares of Common Stock have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, or certificates representing the shares of Common Stock (in the form of the specimen common stock certificate incorporated by reference as an exhibit to the Company’s most recent Annual Report on Form 10-K) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and subject to the Company completing all actions and procedures required on its part to be taken prior to the issuance of the shares of Common Stock, when the shares of Common Stock have been issued by the Company in the circumstances contemplated by the Plan against requisite payment therefor, the issue and sale of the shares of Common Stock will have been duly authorized by all necessary corporate action of the Company, and the shares of Common Stock will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United Sates and the General Corporation Law of the State of Delaware, and we express no opinion herein as to the laws of any other jurisdiction.

We hereby consent to all references to us in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP